Exhibit 3.22

Supervisory Board By-Laws of DRUMET Liny i Druty sp. z o.o.

§ 1

The Supervisory Board (the “Board”) performs supervision over the company Drumet Liny i Druty sp. z o.o. (the “Company”) in all aspects of its activity. The Supervisory Board acts in particular on the basis of:

a.	the Company Articles of Association;

b.	Commercial Companies Code;

c.	resolutions of the Shareholders Meeting and these Management Board By-Laws.

§ 2

1.	The Board shall consist of three to five members appointed by resolution of shareholders. Shareholders shall decide on the number of persons in the Management Board in a resolution on each occasion.

2.	The term of office of the board is five years. The Board members are appointed for a joint term of office. The Board members can be dismissed by shareholders resolution at any time.

3.	The Board appoints a Chairman from among its members and may appoint Vice-Chairmen and a Board Secretary.

§ 3

1.	The Board Meetings shall be summoned in accordance with work schedule arranged by the Board, unless there is a necessity to hold an additional meeting or a meeting in a term other than planned.

2.	The Board meeting may be summoned by any Board member, on his own or upon request of the Management Board.

3.	The following shall be included in the wording of the invitation to the Meeting: place, term, agenda and subject of the proposed resolutions. Materials regarding matters on the agenda shall be attached to the invitation.

4.	In requesting summoning of the Board meeting, the Management Board should attach to its request a draft agenda for this meeting and wording of the suggested resolutions.

5.	The Board meeting should be summoned one week in advance of the planned term of the meeting. In urgent cases, a Board Meeting can be summoned without the above term, on condition that that all Board members have been notified about the planned agenda and wording of the resolutions.

6.	The invitations to the Board Meeting shall be delivered to the Board member (and other invited persons) by e-mail, fax, registered letter or personally to the Board member, or to a person designated by him.

7.	A Board member who is unable to participate in the meeting should, if possible, notify this to the Board Chairman or the Board Secretary, providing reasons for absence.

§ 4

1.	The Board Meetings shall be summoned in accordance with the work schedule arranged by the Board, unless it is necessity to hold an additional meeting or a meeting in a term other than planned.

2.	A Company Management Board member or other persons can be invited to a Board meeting, depending on necessity.

3.	The Board Meeting shall be chaired by the Board Chairman or in his absence by the Vice-Chairman or the Board Secretary. In case of absence of those persons, the meeting shall be chaired by the oldest Board member.

§ 5

1.	In matters not included in the agenda, resolutions can be adopted if all Board members are present at the Meeting and none has objected.

2.	Motions regarding ordinal [<< ??: zakladam, że chodzi o ,,ordinary” ?] matters can be adopted, even if they have not been included on the agenda.

§ 6

1.	The Board resolutions shall be adopted by a majority of all votes in an open ballot, unless one of the Board members present at the meeting requests a secret ballot.

2.	The Board adopts resolutions if at least half of its members are present at a meeting, and all members have been invited to the meeting.

3.	The Board members can participate in adoption of the Board’s resolutions by giving their vote in writing through another Board member. Such voting cannot apply to matters entered into the agenda at the Board Meeting.

4.	Resolutions may be adopted by the Supervisory Board outside a meeting, in writing or by using means of direct communication, in particular through video-conference or telephone conference. In such case, the resolution shall be valid if all Supervisory board members have been notified about the wording of the draft of the resolution.

5.	Adopting resolutions in the manner described in § 6 points 3 and 4 above shall not apply to election of the Supervisory Board Chairman and Vice-Chairmen, appointment of a Management Board member, and dismissal or suspending of those persons

6.	The Board resolutions shall be effective and subject to execution upon their adoption.

§ 7

1.	The minutes from the Board meetings shall be prepared by the Chairman or the Board Secretary, and in cases where that would be impossible by a Board member designated by the chairman of the meeting. The minutes from the Board Meeting can also be prepared by a person not being a Board member.

2.	The minutes should include: date and place of the meeting, agenda, names of present Board members, names of absent Board members with indication of reasons, invited persons, wording of the resolutions, number of votes cast for and against a resolution and abstentions from voting, indication that the resolution has been adopted in secret ballot, and dissenting opinions if there was a request to enter these into the minutes.

3.	The minutes from the meeting shall be signed by the chairman of the meeting and the person preparing the minutes.

4.	Adoption of resolutions in the manner described in §6 point 4 shall be entered into the minutes prepared by the Supervisory Board member, and in case he does not participate in voting, by another Board member participating in the voting. The wording of the resolution adopted in this manner shall be attached to the minutes. Minutes should include the information described in §7 point 3 above.

5.	Minutes from meetings and minutes from voting in the manner described in § 6 point 4 shall be archived by the Board Chairman.

6.	Upon lapse of term of office, the Board Chairman shall pass the minutes to the new Board Chairman.

§ 8

1.	The responsibilities of the Board regard matters described in the Commercial Companies Code and these Articles of Association. Moreover, adoption of the following matters requires the prior consent of the Board:

a)	establishing of a branch;

b)	purchase, subscription or sale of shares or units in any titles of participation in dependant companies, or in any other companies, enterprises or commercial entities;

c)	accession to an organization or commercial undertakings;

d)	emission of bonds;

e)	appointment and change of the Company auditor;

f)	approval of the operational annual budgets and business plans;

g)	undertaking credits and loans with payment terms exceeding 1 year, if such credit or loan was not included in the approved business plan;

h)	entering into commitments for an amount exceeding PLN 500,000 (either individually or collectively in case of several commitments that relate to the same project, if such project is realized within one year) and if such project did not appear in an approved business plan;

i)	undertaking investments with a value exceeding PLN 500,000 (either individually or collectively in case of several commitments that relate to the same project, if such project is realized within one year) and if such project did not appear in an approved business plan;

j)	sale, leasing, establishment of pledges on substantial components of the Company’s assets, encumbrance of the assets in another way, or transfer of substantial components of the Company’s assets, if the value of such components or the value of such encumbrance exceeds PLN 500,000 and if this was not included in an approved business plan;

k)	implementation and modification of remuneration rules and programs, as well as the terms of employment contracts for members of the Management Board;

l)	granting approval to members of the Management Board for conducting competitive activity, and also for taking up additional employment or business activities;

m)	implementation of employee remuneration rules.

2.	The Board shall represent the Company in all agreements with the Management Board members and in disputes with them.

§ 9

1.	Technical and administrative service for the Board shall be provided by the Management Board.

2.	The Supervisory Board By-Laws and any changes thereto shall come into force upon their approval by the Supervisory Board.